Exhibit 99.1


[CAPITAL TRUST LOGO]

Contact:   Rubenstein Associates
           Robert Solomon: (212) 843-8050


Capital Trust, Inc. Announces Closing of Collateralized Debt Obligation Issuance
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      NEW YORK, NY - July 21, 2004 - Capital Trust,  Inc. (NYSE:  CT) announced today the closing of two related transactions on July 20, 2004:

      o the purchase from GMAC Commercial Mortgage Corporation ("GMACCM") of 40 floating rate B Notes and one mezzanine loan totaling $251.2 million; and

      o the private placement of $320.8 million of floating rate non-recourse collateralized debt obligations ("CDO Notes") and $3.2 million of preferred shares by its consolidated wholly owned subsidiary, Capital Trust RE CDO 2004-1 (the "CDO Issuer").

      The $251.2 million of assets purchased from GMACCM, along with $72.9 million of B Notes, mezzanine loans and subordinate CMBS contributed from Capital Trust's portfolio comprise the initial assets collateralizing the CDO Notes. Capital Trust has acquired all of the $71.3 million of below investment grade and unrated CDO Notes and the entire equity interest in the CDO Issuer. The investment grade rated CDO Notes totaling $252.8 million were sold to third-party investors.

      The governing documents provide for a four-year reinvestment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets, which allows Capital Trust to extend the life of the financing. Capital Trust's wholly owned asset management subsidiary, CT Investment Management Co., LLC, will serve as collateral manager for the CDO.

      Capital Trust will account for the transaction as a financing and record on its balance sheet the collateral assets owned by the CDO Issuer as loans receivable and the investment grade rated CDO Notes issued to third party investors as direct liabilities.

      Morgan Stanley (the Bookrunner) and GMAC Commercial Holding Capital Markets Corp. acted as co-lead managers for the CDO transaction. Bear Stearns & Co. Inc. and Goldman Sachs & Co. served as co-managers. The CDOs were rated by Fitch Ratings, Standard & Poor's and Moody's Investors Service.

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      The forward-looking  statements contained in this news release are subject
to  certain  risks  and  uncertainties   including,  but  not  limited  to,  new
origination volume, continued performance, asset/liability mix, effectiveness of the Company's hedging strategy and rate of repayment of the Company's portfolio assets, as well as other risks indicated from time to time in the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.